                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [x]

FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

CHECK THE APPROPRIATE BOX:

     [ ] PRELIMINARY PROXY STATEMENT
     [x] DEFINITIVE PROXY STATEMENT
     [ ] DEFINITIVE ADDITIONAL MATERIALS
     [ ] SOLICITING MATERIAL PURSUANT TO RULE 14a-11(c) OR RULE 14a-12
     [ ] CONFIDENTIAL, FOR THE USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))

                           QUAKER FABRIC CORPORATION
--------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

--------------------------------------------------------------------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT IF OTHER THAN THE REGISTRANT)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

     [x] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

     1) Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
--------------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
--------------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
--------------------------------------------------------------------------------
     5) Total fee paid:
--------------------------------------------------------------------------------
     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:
--------------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
--------------------------------------------------------------------------------
     3) Filing Party:
--------------------------------------------------------------------------------
     4) Date Filed:
--------------------------------------------------------------------------------

                           QUAKER FABRIC CORPORATION
                              941 GRINNELL STREET
                        FALL RIVER, MASSACHUSETTS 02721

                                -----------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 21, 1999
                                -----------------
To: The Stockholders of QUAKER FABRIC CORPORATION

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of QUAKER FABRIC CORPORATION (the 'Company') will be held at the corporate offices of BankBoston, N.A., 100 Federal Street, Second Floor, Boston, MA 02110, on May 21, 1999 at 11:00 a.m. for the following purposes:

          1. To elect four directors to serve until the next Annual Meeting of Stockholders and until their successors shall have been elected and qualified;

          2. To ratify the selection of Arthur Andersen LLP as independent auditors for the Company for the fiscal year ending January 1, 2000; and

          3. To transact such other business as may properly be brought before the meeting and all adjournments thereof.

     The Board of Directors has fixed the close of business on April 1, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at this meeting. The stock transfer books will not be closed.

                                          By Order of the Board of Directors,

                                          CYNTHIA L. GORDAN
                                          Vice President, Secretary and
                                          General Counsel

Fall River, Massachusetts
April 15, 1999

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE VOTED YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO ATTEND AND VOTE AT THE MEETING, YOU MUST OBTAIN FROM SUCH BROKER, BANK OR OTHER NOMINEE, A PROXY ISSUED IN YOUR NAME.

                           QUAKER FABRIC CORPORATION
                              941 GRINNELL STREET
                        FALL RIVER, MASSACHUSETTS 02721
                       ---------------------------------
                                PROXY STATEMENT
                       ---------------------------------

                 ANNUAL MEETING OF STOCKHOLDERS -- MAY 21, 1999

                              GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Quaker Fabric Corporation (the 'Company' or 'Quaker') for the Annual Meeting of Stockholders to be held on May 21, 1999 at 11:00 a.m., local time, at the corporate offices of BankBoston, N.A., 100 Federal Street, Second Floor, Boston, MA 02110. This Proxy Statement and the enclosed form of proxy were first sent to stockholders commencing on or about April 15, 1999. A copy of the Company's Annual Report for the fiscal year ended January 2, 1999 ('Fiscal 1998') is being sent to stockholders together with this Proxy Statement.

     The cost of this solicitation will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally, or by telephone or telegram, by directors, officers and employees of the Company who will receive no additional compensation therefor. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to beneficial owners of shares held of record by such persons, and the Company will reimburse such persons for reasonable out-of-pocket expenses incurred by them in so doing.

     A stockholder who executes the accompanying form of proxy may revoke it
(i) by written notice of revocation or a later dated proxy sent to the Company at 941 Grinnell Street, Fall River, Massachusetts 02721, Attn: Cynthia L. Gordan, Vice President, Secretary and General Counsel, and received by the Company prior to the vote, or (ii) by personal attendance and withdrawal of the proxy at the Annual Meeting of Stockholders. All shares represented by valid proxies received pursuant to the solicitation and prior to the meeting and not revoked before they are exercised will be voted, and, if a choice is specified with respect to any matter to be acted upon, the shares will be voted in accordance with such specification.

                         VOTING SECURITIES OUTSTANDING

     Only stockholders of record at the close of business on April 1, 1999 will be entitled to vote at the Annual Meeting of Stockholders. As of March 25, 1999, the Company had outstanding 15,650,442 shares of Common Stock, par value $0.01 per share (the 'Common Stock'), which are the only outstanding voting securities of the Company.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table describes, as of March 25, 1999, shares of the Company's Common Stock held by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of the Company's Common Stock (and the respective addresses of such beneficial owners), (ii) each director and nominee for director of the Company, (iii) each of the executive officers named in the Summary Compensation Table, and (iv) all current directors and officers of the Company as a group, based on information furnished by the respective entities and individuals.

                                       NAME                                           SHARES      PERCENT
                                       ----                                           ------      -------

Nortex Holdings, Inc.(1)..........................................................   2,824,094      17.4%
Anthony Degomes(2)(3).............................................................   2,842,094      17.5%
Larry A. Liebenow(3)(4)...........................................................   2,893,094      17.8%
J. Duncan Whitehead(3)(5).........................................................   2,842,694      17.5%
FMR Corp.(6)......................................................................   2,033,720      13.0%
Wellington Management Company LLP(7)..............................................   1,507,450       9.6%
Sangwoo Ahn(8)....................................................................     279,581       1.7%
James A. Dulude(3)(9).............................................................     109,163      *
Cynthia L. Gordan(3)(10)..........................................................     108,863      *
Jerry I. Porras(11)...............................................................      16,200      *
Eriberto R. Scocimara(12).........................................................       7,500      *
All executive officers and directors as a group (12 persons)......................   3,715,364      22.1%

------------

 * Less than 1%

 (1) Consists of (i) 2,268,556 shares of Common Stock owned directly by Nortex Holdings, Inc. ('Nortex Holdings') and (ii) 555,538 shares which Nortex Holdings has the right to acquire upon exercise of the Nortex Option (as hereinafter defined). The address of Nortex Holdings is 941 Grinnell Street, Fall River, Massachusetts 02721.

 (2) Consists of (i) 18,000 shares of Common Stock which Mr. Degomes will have the right to acquire within the next 60 days pursuant to the 1997 Stock Option Plan (as hereinafter defined) and (ii) the shares of Common Stock beneficially owned by Nortex Holdings. See footnote (1). Mr. Degomes owns 12.0% of the outstanding shares of Nortex Holdings and is also an officer and director of Nortex Holdings and, as such, may be deemed to beneficially own the shares owned by Nortex Holdings.

 (3) The address for the named individual is c/o Quaker Fabric Corporation, 941 Grinnell Street, Fall River, Massachusetts 02721.

 (4) Consists of (i) 15,000 shares of Common Stock directly owned by Mr. Liebenow, (ii) 54,000 shares of Common Stock which Mr. Liebenow will have the right to acquire within the next 60 days pursuant to the 1997 Stock Option Plan (as hereinafter defined) and (iii) the shares of Common Stock beneficially owned by Nortex Holdings. See footnote (1). Mr. Liebenow owns 70.5% of the outstanding shares of Nortex Holdings and is also the President and a director of Nortex Holdings and, as such, may be deemed to beneficially own the shares owned by Nortex Holdings.

 (5) Consists of (i) 18,000 shares of Common Stock which Mr. Whitehead will have the right to acquire within the next 60 days pursuant to the 1997 Stock Option Plan (as hereinafter defined), (ii) 600 shares of Common Stock held by Mr. Whitehead's children, and (iii) the shares of Common Stock beneficially owned by Nortex Holdings. See footnote (1). Mr. Whitehead owns 17.5% of the outstanding shares of Nortex Holdings and is also an officer and director of Nortex Holdings and, as such, may be deemed to beneficially own the shares owned by Nortex Holdings.

 (6) Based solely upon information obtained from a Schedule 13G filed with the Securities and Exchange Commission on February 12, 1999, as amended. The address for FMR Corp. is 82 Devonshire Street, Boston, MA 02109.

 (7) Based solely upon information obtained from a Schedule 13G filed with the Securities and Exchange Commission on February 9, 1999. The address for Wellington Management Company LLP is 75 State Street, Boston, MA 02109.

 (8) Includes (i) 196,281 shares of Common Stock owned directly by Mr. Ahn, (ii) 5,000 shares which Mr. Ahn has the right to acquire within the next 60 days under a stock option agreement between Mr. Ahn and the Company, (iii) 23,000 shares of Common Stock held by his children, (iv) 45,300 shares of Common Stock held by his spouse, and (v) 10,000 shares of Common Stock held by the Ahn Family Foundation. Mr. Ahn disclaims beneficial ownership of the shares owned by his

                                              (footnotes continued on next page)

(footnotes continued from previous page) children, spouse, and the Ahn Family Foundation. The address for Mr. Ahn is c/o Morgan Lewis Githens & Ahn, Inc., Two Greenwich Plaza, Greenwich, Connecticut 06830.

 (9) Consists of (i) 79,630 shares of Common Stock which Mr. Dulude has the right to acquire upon the exercise of options granted under the 1993 Stock Option Plan (as hereinafter defined), (ii) 11,233 shares of Common Stock in which Mr. Dulude has the right to acquire upon the exercise of options granted under the Holdings Options (as hereinafter defined), (iii) 18,000 shares which he has the right to acquire within the next 60 days pursuant to the 1997 stock option plan (as hereinafter defined), and (iv) 300 shares of Common Stock held in trust for Mr. Dulude's children for which he is trustee.

(10) Consists of (i) 79,630 shares of Common Stock which Ms. Gordan has the right to acquire upon the exercise of options granted under the 1993 Stock Option Plan (as hereinafter defined), (ii) 11,233 shares of Common Stock which Ms. Gordan has the right to acquire upon the exercise of options granted under the Holdings Options, (as hereinafter defined) and (iii) 18,000 shares which she has the right to acquire within the next 60 days pursuant to the 1997 Stock Option Plan (as hereinafter defined).

(11) Consists of (i) 6,000 shares of Common Stock owned directly by Dr. Porras,
     (ii) 5,200 shares of Common Stock held in a family trust for which Mr. Porras acts as a trustee and (iii) 5,000 shares of Common Stock which Mr. Porras has the right to acquire within the next 60 days upon the exercise of options granted under a stock option agreement between Mr. Porras and the Company. The address for Mr. Porras is c/o Stanford University Graduate School of Business, Stanford, California 94305.

(12) Consists solely of shares of Common Stock which Mr. Scocimara has the right to acquire within the next 60 days pursuant to a stock option agreement between Mr. Scocimara and the Company. The address for Mr. Scocimara is c/o Hungarian-American Enterprise Fund, 666 Steamboat Road, Greenwich, Connecticut 06830.
                            ------------------------
     Except as noted in the footnotes, the Company believes the beneficial holders listed in the table above have sole voting and investment power regarding the shares shown as being beneficially owned by them. Except as noted in the footnotes, none of such shares is known by the Company to be shares with respect to which the beneficial owner has the right to acquire such shares.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and persons who beneficially own more than 10% of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ('SEC'). Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that during Fiscal 1998 all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were met.

                               VOTING OF PROXIES

     Each stockholder is entitled to cast, in person or by proxy, one vote for each share of Common Stock held by such stockholder at the close of business on April 1, 1999. Stockholders do not have cumulative voting rights in the election of directors.

     On all matters submitted to the vote of the stockholders as described herein, a plurality (as to the election of the directors) and a simple majority (as to other matters) of the votes cast at the Annual Meeting will be determinative. All proxies in the form enclosed received by management, including those as to which no preference is indicated, will be voted, in the absence of instructions to the contrary, for election of the nominees listed under the next heading as directors of the Company to hold office until the next Annual Meeting of Stockholders and until their successors shall be duly elected and qualified, for ratification of the appointment of Arthur Andersen LLP as independent auditors for the Company for the fiscal year ending January 1, 2000 ('Fiscal 1999'), and with respect to such other business as may properly come before the meeting (or any adjournment thereof) in accordance with the judgment of the persons designated in the proxy. In the unanticipated event that any of the persons nominated as director cannot be a candidate at the Annual Meeting, all such proxies received will be voted in favor of such substituted nominee as shall be designated by the Board of Directors.

     With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals except the election of directors and will be counted as present for purposes of determining the existence of a quorum regarding the item on which the abstention is noted. Pursuant to the NASD Rules of Fair Practice, brokers who hold shares in street name have the authority, in limited circumstances, to vote on certain items when they have not received instructions from beneficial owners. A broker will only have such authority if (i) the broker holds the shares as executor, administrator, guardian, trustee, or in similar representative or fiduciary capacity with authority to vote, or (ii) the broker is acting pursuant to the rules of any national securities exchange to which the broker is also a member. Under applicable Delaware law, a broker non-vote will have no effect on the outcome of the election of directors.

                                  PROPOSAL 1.
                             ELECTION OF DIRECTORS

     A Board of four directors is to be elected at the Annual Meeting. The Board of Directors proposes the election of the following four nominees to serve until the next Annual Meeting and until their successors are duly elected and qualified:

                                                                                                       BEGINNING
                                                                                                    YEAR OF SERVICE
               NAME                    AGE                     POSITIONS/OFFICE                       AS DIRECTOR
               ----                    ---                     ----------------                     ---------------
Sangwoo Ahn........................    60      Chairman of the Board of Directors                         1993
Larry A. Liebenow..................    55      Director, President, and Chief Executive Officer           1989
Jerry I. Porras....................    60      Director                                                   1997
Eriberto R. Scocimara..............    63      Director                                                   1993

     All of the nominees are at present members of the Board of Directors. The Board has no reason to believe that any of the foregoing nominees will not serve if elected, but if any of them should become unavailable to serve as a director or are withdrawn from nomination, and if the Board of Directors shall designate a substitute nominee, the persons named as proxy holders will vote for the substitute.

     Sangwoo Ahn. Mr. Ahn has served as a director of the Company since March 12, 1993 and as Chairman of the Board since May 19, 1993. Mr. Ahn has served as a general partner of MLGAL and its affiliate, Morgan Lewis Githens & Ahn, Inc., an investment banking firm, since 1982. Mr. Ahn also serves as a director of Gradall Industries, Inc., Kaneb Services, Inc., Kaneb Pipeline Partners, L.P., ITI Technologies Inc., PAR Technology Corp., and Stuart Entertainment, Inc.

     Larry A. Liebenow. Mr. Liebenow has served as President, Chief Executive Officer, and a director of the Company since September 1989. From July 1983 until September 1989, Mr. Liebenow was Chairman of the Board and President of Nortex International, Inc. ('Nortex International'). From September 1971 to July 1983, Mr. Liebenow served as the Chief Operating Officer of Grupo Pliana, S.A., a Mexican yarn and upholstery fabric manufacturing concern. Mr. Liebenow is also a member of Eastern Utilities Associates' Board of Trustees.

     Jerry Ignacio Porras. Dr. Porras has served as a director of the Company since May 21, 1997. Dr. Porras is the Lane Professor of Organizational Behavior and Change at Stanford University's Graduate School of Business, where he has taught varied courses on organizational behavior and change for the last twenty-five years. Since 1970, Dr. Porras has been the president of Jerry I. Porras Associates, Inc., a consulting firm which advises a wide variety of public and private organizations. Dr. Porras is also a co-owner of Stream Analytics, Inc., a software firm which develops applications for organizational diagnosis and change management. Dr. Porras also serves on the boards of directors of State Farm Auto Insurance Company, State Farm Life Insurance Company and State Farm General Insurance Company.

     Eriberto R. Scocimara. Mr. Scocimara has served as a director of the Company since December 14, 1993. Since April 1, 1994, Mr. Scocimara has been the President and Chief Executive Officer of the Hungarian-American Enterprise Fund, a private tax-exempt Delaware corporation established pursuant to Federal law for the purpose of promoting private enterprise in Hungary. Mr. Scocimara has been the President and Chief Executive Officer of Scocimara & Company, Inc., a financial consulting firm since 1984. Mr. Scocimara also serves as a director of Carlisle Companies Incorporated, Cofinec N.V., Euronet Services, Inc., Harrow Industries, Inc. and Roper Industries, Inc.

     During Fiscal 1998, the Board of Directors held four meetings. Each continuing director nominated by management for re-election attended at least 75% of the aggregate of such meetings and the meetings of all committees of which each is a member.

COMMITTEES

     The Board has established an Audit Committee, a Compensation Committee and a Stock Option Committee. The Audit Committee, currently composed of Messrs. Ahn and Scocimara, meets periodically with management and the Company's independent accountants to determine the adequacy of internal controls and other financial reporting matters. The Compensation Committee, currently composed of Messrs. Ahn, Liebenow and Porras, reviews general policy matters relating to compensation and benefits of employees generally and has responsibility for reviewing and approving compensation and benefits for all officers of the Company. The Stock Option Committee, currently composed of Messrs. Ahn and Porras, administers the Company's stock option plans.

DIRECTORS' REMUNERATION

     For their services as directors of the Company, each of Messrs. Ahn, Porras, and Scocimara is paid a $25,000 annual retainer and is entitled to receive a $1,000 fee for each Board and Committee meeting attended.

     Effective July 28, 1995, the Company granted to Mr. Scocimara an option, exercisable at any time prior to April 18, 2005, to purchase 7,500 shares of Common Stock at an exercise price of $7.34 per share. The option agreement provides that it will vest in equal annual installments over a three-year period. For a period of three months following the termination of directorship for any reason except for cause (as defined in the option agreement), the optionholder may exercise that portion of the option which was otherwise exercisable on the date of termination. Upon termination of the directorship for cause, all unexercised options would be forfeited.

     Effective May 21, 1997, the Company granted to each of Messrs. Ahn and Porras an option, exercisable at any time prior to May 20, 2007, to purchase 7,500 shares of Common Stock at an exercise price of $10.16 per share. The respective option agreements provide that the options will vest in equal annual installments over a three-year period. For a period of three months following the termination of directorship for any reason except for cause (as defined in each option agreement), the optionholder may exercise that portion of the option which was otherwise exercisable on the date of termination. Upon termination of the directorship for cause, all unexercised options would be forfeited.

     Effective July 28, 1998, the Company granted to each of Messrs. Ahn, Porras and Scocimara an option, exercisable at any time prior to July 27, 2008, to purchase 10,000 shares of Common Stock at an exercise price of $13.00 per share. The respective option agreements provide that the options will vest in equal annual installments over a three-year period. For a period of three months following the termination of directorship for any reason except for cause (as defined in each option agreement), the optionholder may exercise that portion of the option which was otherwise exercisable on the date of termination. Upon termination of the directorship for cause, all unexercised options would be forfeited.

     All directors are reimbursed for all out-of-pocket expenses incurred by them in connection with their attendance at Board and Committee meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consists of Messrs. Liebenow, Ahn and Porras. Mr. Liebenow, who is President, Chief Executive Officer and a director of the Company, participates in all discussions and decisions regarding salaries, benefits and incentive compensation for all employees of the Company, except discussions and decisions relating to his own salary, benefits and incentive compensation.

                             EXECUTIVE COMPENSATION

     The following table sets forth the total compensation paid or accrued by the Company for services rendered during 1996, 1997 and 1998 to the Chief Executive Officer of the Company and to each of the four other most highly compensated executive officers of the Company whose total cash compensation for 1998 exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                                                      COMPENSATION
                                                                                      ------------
                                                                                         AWARDS
                                                                                      ------------
                                                       ANNUAL COMPENSATION(1)          SECURITIES
                                                    -----------------------------      UNDERLYING        ALL OTHER
           NAME AND PRINCIPAL POSITION              YEAR    SALARY($)    BONUS($)      OPTIONS(#)     COMPENSATION($)
           ---------------------------              ----    ---------    --------     ------------    ---------------

Larry A. Liebenow ...............................   1998      600,000      --             60,000(3)        46,482(5)
  President and Chief Executive Officer             1997      599,499     50,000(2)      135,000(4)        45,357(6)
                                                    1996      575,000     60,000(7)       --               44,982(8)

Anthony Degomes .................................   1998      223,024      --             20,000(3)        24,855(5)
  Vice President -- New Business Development        1997      219,095     20,000(9)       45,000(4)        24,233(6)
                                                    1996      205,000     25,000(10)      --               24,594(8)

James A. Dulude .................................   1998      186,346      --             20,000(3)        10,750(5)
  Vice President -- Manufacturing                   1997      170,172     20,000(9)       45,000(4)        10,600(6)
                                                    1996      169,615     25,000(10)      --                9,700(8)

Cynthia L. Gordan ...............................   1998      185,000      --             20,000(3)        11,500(5)
  Vice President, Secretary and General Counsel     1997      185,287     20,000(9)       45,000(4)        10,825(6)
                                                    1996      170,000     25,000(10)      --               10,600(8)

J. Duncan Whitehead .............................   1998      185,000      --             20,000(3)        25,366(5)
  Vice President -- Technology and Development,     1997      182,633     20,000(9)       45,000(4)        24,690(6)
  and Yarn Sales                                    1996      170,000     25,000(10)      --               23,867(8)

------------

 (1) The aggregate amount of other annual compensation paid to each of the named executive officers during 1996, 1997, and 1998 was less than $50,000 and also less than 10% of the total annual salary and bonus paid to each.

 (2) Consists of a bonus paid in 1998 attributable to 1997 operations pursuant to the terms of the Employment Agreement (as hereinafter defined).

 (3) Represents an option to purchase shares of Common Stock granted by the Company to such officer pursuant to the 1997 Stock Option Plan (as hereinafter defined). All such options vest over a five-year period which began on November 2, 1998, the date of grant.

 (4) Represents an option to purchase shares of Common Stock granted by the Company to such officer pursuant to the 1997 Stock Option Plan (as hereinafter defined), adjusted to reflect a 3-for-2 stock split paid June 19, 1998. All such options vest over a five-year period which began on May 21, 1997, the date of grant.

 (5) Includes the Company's payment of $36,000, $13,071, $10,350, $11,100 and
     $11,100 to cover insurance premiums on the split dollar insurance policies being used to informally fund the Company's obligations to Messrs. Liebenow, Degomes, Dulude, Ms. Gordan and Mr. Whitehead, respectively, under the Company's Retirement Plan (as hereinafter defined); the Company's contribution of $400 to each of Messrs. Liebenow's and Dulude's, Ms. Gordan's and Mr. Whitehead's accounts under the Company's 401(k) plan; and the Company's payment of $10,082, $11,784 and $13,866 in insurance premiums due with respect to certain personal life and disability insurance policies owned by Messrs. Liebenow, Degomes and Whitehead, respectively.

 (6) Includes the Company's payment of $34,875, $12,450, $10,200, $10,425 and
     $10,425 to cover insurance premiums on the split dollar insurance policies used to informally fund the Company's obligations to Messrs. Liebenow, Degomes, Dulude, Ms. Gordan and Mr. Whitehead, respectively, under the Company's Retirement Plan; the Company's contribution of $400 to each of Messrs.

                                              (footnotes continued on next page)

(footnotes continued from previous page)
     Liebenow's, Dulude's and Whitehead's and Ms. Gordan's accounts under the Company's 401(k) plan; and the Company's payment of $10,082, $11,783 and $13,865 in insurance premiums due with respect to certain personal life and disability insurance policies owned by Messrs. Liebenow, Degomes and Whitehead, respectively.

 (7) Consists of a bonus paid in 1997 attributable to 1996 operations pursuant to the terms of the Employment Agreement (as hereinafter defined).

 (8) Includes the Company's payment of $34,500, $12,300, $9,300, $10,200 and
     $9,300 to cover insurance premiums on the split dollar insurance policies being used to informally fund the Company's obligations to Messrs. Liebenow, Degomes, Dulude, Ms. Gordan and Mr. Whitehead, respectively, under the Company's Retirement Plan (as hereinafter defined); the Company's contribution of $400 to each of Messrs. Liebenow's and Dulude's, Ms. Gordan's and Mr. Whitehead's accounts under the Company's 401(k) plan; and the Company's payment of $10,082, $12,294 and $14,167 in insurance premiums due with respect to certain personal life and disability insurance policies owned by Messrs. Liebenow, Degomes and Whitehead, respectively.

 (9) Consists of payments made in 1998 to such officer pursuant to the Company's 1997 EIC Plan (as hereinafter defined).

(10) Consists of a bonus paid in 1997 attributable to 1996 operations.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                    POTENTIAL REALIZABLE
                                                           INDIVIDUAL GRANTS                          VALUE AT ASSUMED
                                       ---------------------------------------------------------    ANNUAL RATE OF STOCK
                                        NUMBER OF                                                    PRICE APPRECIATION
                                        SECURITIES                                                       FOR OPTION
                                        UNDERLYING      % OF TOTAL      EXERCISE                         TERMS(3)(4)
                                       OPTIONS/SARS    OPTIONS/SARS       BASE        EXPIRATION    ---------------------
                NAME                   GRANTED(#)(1)    GRANTED(2)     PRICE($/SH)       DATE        5%($)        10%($)
------------------------------------   ------------    ------------    -----------    ----------    -------       -------

Larry A. Liebenow...................      60,000           17.2            7.25        11/01/08     273,571       693,259
Anthony Degomes.....................      20,000            5.7            7.25        11/01/08      91,190       231,086
James A. Dulude.....................      20,000            5.7            7.25        11/01/08      91,190       231,086
Cynthia L. Gordan...................      20,000            5.7            7.25        11/01/08      91,190       231,086
J. Duncan Whitehead.................      20,000            5.7            7.25        11/01/08      91,190       231,086

------------

(1) All such options were granted on November 2, 1998 and become exercisable in five equal annual installments, the first installment becoming exercisable one year after the date of grant.

(2) During Fiscal 1998, stock options representing an aggregate of 349,000 shares of Common Stock were granted by the Company to all employees as a group.

(3) Represents gain before income taxes. The fair market value of the Common Stock on November 2, 1998, the grant date, as determined by the Board of Directors was $7.25 per share.

(4) The dollar amounts under these columns are the result of calculations at 5% and 10% rates set by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's Common Stock.

OPTION/SAR EXERCISES AND HOLDINGS

     The following table sets forth certain information concerning the fiscal year-end value of unexercised options held by the executives named in the Summary Compensation Table.

                       FISCAL YEAR-END OPTION/SAR VALUES

                                                           NUMBER OF        NUMBER OF         VALUE OF THE        VALUE OF THE
                                                           SECURITIES       SECURITIES      UNEXERCISED IN-     UNEXERCISED IN-
                                                           UNDERLYING       UNDERLYING         THE-MONEY           THE-MONEY
                              SHARES                      OPTIONS/SARS     OPTIONS/SARS       OPTIONS/SARS        OPTIONS/SARS
                             ACQUIRED                     AT FY-END(#)     AT FY-END(#)     AT FY-END($)(1)     AT FY-END($)(1)
                                ON            VALUE       ------------    --------------    ----------------    ----------------
          NAME             EXERCISE(#)     REALIZED($)    EXERCISABLE     UNEXERCISABLE       EXERCISABLE        UNEXERCISABLE
------------------------   ------------    -----------    ------------    --------------    ----------------    ----------------

Larry A. Liebenow.......      --              --             391,654(2)          --             2,134,514            --
                              --              --              27,000(3)       108,000(3)         --                  --
                              --              --                 --            60,000(6)         --                  --

Anthony Degomes.........      --              --              66,664(2)          --               363,319            --
                              --              --               9,000(3)        36,000(3)            --               --
                              --              --                 --            20,000(6)            --               --

James A. Dulude.........      --              --              79,630(4)          --               322,661            --
                              --              --              11,233(5)          --                12,806            --
                              --              --               9,000(3)        36,000(3)            --               --
                                                                               20,000(6)

Cynthia L. Gordan.......      --              --              79,630(4)          --               322,661            --
                              --              --              11,233(5)          --                12,806            --
                              --              --               9,000(3)        36,000(3)            --               --
                                                                               20,000(6)

J. Duncan Whitehead.....      --              --              97,219(2)          --               529,844            --
                              --              --               9,000(3)        36,000(3)            --               --
                              --              --                 --            20,000(6)            --               --

------------

(1) Based on a closing sales price of $6.25 per share as quoted on the Nasdaq National Market on December 31, 1998, the last trading date in Fiscal 1998.

(2) Represents the indicated person's proportionate interest (based upon ownership of Nortex Holdings shares) in options granted by the Company to Nortex Holdings (the 'Nortex Option'). The exercise price of the shares covered by each option is $0.80 per share and the Nortex Option covers a total of 555,538 shares of Common Stock.

(3) Represents options granted by the Company on May 21, 1997 to certain executive officers of the Company (the '1997 Stock Option Plan'). The exercise price of the shares covered by each option is $10.17 per share. The 1997 Stock Option Plan currently covers a total of 745,000 shares of Common Stock, including 250,000 shares granted to certain executive officers of the Company during Fiscal 1998.

(4) Represents options granted by the Company on April 13, 1993 to certain executive officers of the Company (the '1993 Stock Option Plan'). The exercise price of the shares covered by each option is $2.75 per share as to 60% of the shares purchasable upon exercise of the option and $1.37 per share as to 40% of the shares purchasable upon exercise of the option and the 1993 Stock Option Plan currently covers a total of 318,391 shares of Common Stock.

(5) Represents options with an exercise price of $5.11 per share granted by Nortex Holdings on April 13, 1993 to certain executive officers of the Company (the 'Holdings Options'). The Holdings Options cover a total of 33,700 shares of Common Stock currently held by Nortex Holdings.

(6) Represents options granted by the Company on November 2, 1998 to certain executive officers of the Company pursuant to the 1997 Stock Option Plan. The exercise price of the shares covered by each option is $7.25 per share.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT AGREEMENTS

     The Company is a party to an Employment Agreement, amended as of February 24, 1997 (the 'Employment Agreement'), with Larry A. Liebenow pursuant to which Mr. Liebenow serves as President and Chief Executive Officer of the Company on a full-time basis for the period ending March 12, 2002, subject to an automatic three-year extension unless terminated by the Company upon one year's prior notice.

     Mr. Liebenow may terminate the Employment Agreement at any time upon three months' prior notice. The Employment Agreement provides for a base salary of $600,000 (effective January 1, 1997), subject to annual increases as may be determined by the Board, as well as certain benefits and reimbursement of expenses. The Employment Agreement provides for annual bonuses in such amounts as the Board shall determine. Pursuant to the Employment Agreement, the Company has the right to terminate Mr. Liebenow's employment only for cause (as defined in the Employment Agreement). Upon voluntary termination of employment by Mr. Liebenow, termination of his employment for cause

(other than conviction of a crime involving moral turpitude) or termination of his employment for any other reason (other than conviction of a crime involving moral turpitude), Mr. Liebenow will receive a lump sum payment equal to three times his prior year's base salary plus any bonus paid or payable with respect to the prior year. If the Employment Agreement had terminated as of January 2, 1999, Mr. Liebenow would have been entitled to receive $1,800,000. The Employment Agreement also provides for the continuation of his salary through March 12, 2002 in the event Mr. Liebenow dies or becomes disabled or incapacitated. In addition, the Employment Agreement prohibits Mr. Liebenow from disclosing or using any confidential information of the Company or competing with the Company during the period of his employment and for one year thereafter.

     The Company has entered into severance agreements with Mr. Dulude and Ms. Gordan. In the event Mr. Dulude or Ms. Gordan is terminated without cause, they will be entitled to receive an amount equal to six months' base salary (based on their respective highest annual base salaries) payable monthly in arrears and, for the six month period following his or her termination date, will be further entitled to continue to participate in each of the fringe benefit programs offered by the Company to its employees generally. If the employment relationship of each executive officer with a severance agreement had terminated on January 2, 1999, Mr. Dulude and Ms. Gordan would have been entitled to receive $90,000 and $92,500 respectively.

INCENTIVE COMPENSATION PLAN

     The Company's annual executive incentive compensation plans (the 'EIC Plans'), in which all the Company's Vice Presidents participate, are designed to encourage the executives to work effectively together as a team and to establish a clear relationship between the Company's financial performance and overall executive compensation levels. Historically, the Compensation Committee has based the formula for the EIC Plan bonus pools on a percentage (which, in the last three years, has ranged from 3 to 7%) of the amount by which the Company's Adjusted Pre-tax Income during the applicable EIC Plan year exceeds the preceding year's Adjusted Pre-tax Income, subject to a maximum bonus pool equal to 25% of the aggregate base salaries paid to all EIC Plan participants during the applicable EIC Plan year. Each EIC Plan participant's actual allocable share of the bonus pool is determined by Quaker's President and reviewed by the Compensation Committee. Bonus pools have historically been distributed equally to each EIC participant, rather than based upon individual performance, to further promote teamwork among the Company's executives. The formulas resulted in a bonus pool of approximately $160,000 for EIC Plan year 1997 and no bonus pools for EIC Plan years 1998 and 1996. No payments are permitted under the EIC Plan to participants who resigned or were terminated for cause during the applicable EIC Plan year. Pro rata distributions would have been made with respect to any participant who died, retired, or whose employment was terminated without cause during the applicable EIC Plan year.

     It is anticipated that the Company will continue, annually, to establish executive incentive compensation plans similar to those described above.

DEFERRED COMPENSATION PLAN

     On July 16, 1992, the Company established a Deferred Compensation Plan (the 'Retirement Plan'), for the benefit of all of the Company's executive officers. Pursuant to the provisions of the Retirement Plan, the Company has agreed to provide certain benefits to each plan participant based on the value of accumulated contributions made under the Retirement Plan on their behalf and split-dollar variable life insurance contracts insuring the lives of each plan participant have been purchased to informally fund its obligations under the Retirement Plan. Among the benefits provided to each plan participant are a pre-retirement death benefit, a monthly retirement benefit payable over a 15-year period beginning at age 65 for a participant who terminates employment after attaining age 55 and completing at least five years of plan participation, and certain other amounts payable pursuant to the provisions of the Retirement Plan in the event a plan participant's employment with the Company is terminated prior to attaining age 55 and completing five years of plan participation. The Company has established an irrevocable 'grantor' trust for the purpose of accumulating the amounts needed to pay benefits under the Retirement Plan and to hold the variable life insurance contracts. The Company has agreed to make annual contributions to the trust in an amount equal to 6% of the base salaries of all plan participants (or such higher amount as the Board of Directors may determine). The assets of the trust will be considered to be assets of the Company for purposes of satisfying the claims of the Company's general creditors.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The Company's executive compensation program is based on the philosophy that a performance-based program that encourages ownership in the Company and provides management with meaningful economic incentives to improve the Company's financial performance will ensure both an annual and a long-term perspective by the management team. With this in mind, the program objectives are:

      To provide a competitive compensation program in order to attract, motivate, reward, and retain qualified personnel for positions of substantial responsibility.

      To serve as a management tool in focusing and directing the energies and efforts of key executives toward achieving individual and corporate objectives.

      To provide a long-term incentive for the executive to continue providing service to the Company by linking the success and prosperity of the individual to the success and prosperity of the Company.

     The Compensation Committee achieves these objectives through periodic performance reviews and related adjustments to the base salaries of the Company's executives, through cash bonuses awarded pursuant to the Company's annual incentive compensation plans, and through the Retirement Plan and stock option plans.

     Generally, when new executives are recruited by the Company, salary offers are based upon a review of the current salaries of the candidates, an assessment of their relative qualifications and a judgment of what salary would be required to hire a selected candidate. Thereafter, annual increases in each executive's salary are based upon the Company's overall performance, as well as upon an evaluation of the executive's individual performance. The performance measures used for performance evaluation purposes include both subjective measures, such as the attainment of agreed-upon departmental or corporate objectives, and various quantitative measures, such as the attainment of sales, productivity, or expense goals.

     In addition, while the performance measures used to evaluate each executive's performance vary from executive to executive, depending upon the executive's specific corporate responsibilities, they are, in every case, a function of the Company's strategy, business plan, and operating objectives for the year. For example, the performance criteria used to measure the performance of the Company's vice president of sales and marketing include, but are not limited to, sales and order rates in relationship to the Company's operating objectives for the period, expansion of the Company's international business pursuant to the Company's export strategy, market reaction to the introduction of new Company products, and maintaining department staffing levels at or below the Company's employment level objectives.

     The annual salary increases awarded to the Company's executives are generally higher, on a percentage basis, in years when the Company's overall performance has been good, and lower in those years when the Company's overall performance has not been as good. In addition, the Compensation Committee takes various external factors into consideration when reviewing the annual increases to be awarded to the Company's executives. These external factors include an evaluation of general economic conditions, the rate of inflation, and market demand for executives with skills comparable to those of the Company's senior managers.

     The Company's annual executive incentive compensation plans are designed to encourage the Company's executives to work effectively together as a team to maximize the Company's profitability. There were no bonus pools for EIC Plan years 1998 and 1996. The 1997 Executive Incentive Compensation Plan (the '1997 EIC Plan') provided for a bonus pool equal to 5% of the amount by which the Company's 1997 Adjusted Pre-Tax Income exceeded the Company's 1996 Adjusted Pre-Tax Income, subject to a maximum contribution equal to 25% of the aggregate base salaries paid to all 1997 EIC Plan participants during 1997. Each individual executive received an equal portion of the bonus pool. Based on the formula in the 1997 EIC Plan, a bonus pool of approximately $160,000 resulted.

     The Retirement Plan provides a benefit which vests over five years and is based on accumulated contributions to the Plan over the executive's entire period of service. The level of contributions for any year is determined by a formula based on the executive's base salary for that year. This Plan is intended to provide each executive with an incentive to remain with the Company and to perform in a manner which will result in continuing salary increases.

     The stock option plans offer the Company's executives an incentive to perform in a manner which will result in an increasing price for the Company's stock, since the value of the options granted pursuant to these plans is directly related to the value of the Company's common stock. Options vest over a period of five years and, therefore, provide each executive with an incentive to remain with the Company. In determining the persons who are to receive options, the Compensation Committee considers the person's position, responsibilities, years of service, and accomplishments, as well as the individual's present and future value to the Company, the anticipated length of his future service, and other relevant factors. Options were granted to the Company's executives under the 1993 Stock Option Plan and the 1997 Stock Option Plan (as herein defined) to provide each with a direct stake in the success of the Company and to support the Company's efforts to attract and retain qualified employees.

     Pursuant to the terms of the Employment Agreement, the Company's Compensation Committee reviews Mr. Liebenow's salary annually and concurrently determines what cash bonus, if any, should be paid to him with respect to the Company's performance during the fiscal year immediately preceding the review date. These reviews take place shortly after the Company's audited financial statements for the prior fiscal year become available and the salary increases and bonuses awarded to Mr. Liebenow are based on the Compensation Committee's evaluation of the Company's operating and financial performance under Mr. Liebenow's leadership during the review period, as measured by revenues and net income for the review period compared to (i) the business plan for the review period and, (ii) revenues and net income for the period immediately prior to the review period. In February 1997, Mr. Liebenow's base salary was increased in accordance with the criteria set forth above and his bonus for Fiscal 1997 was determined by the Compensation Committee and deemed to be appropriate, from a total compensation standpoint, in light of the Company's financial performance during the period. There have been no adjustments to Mr. Liebenow's base salary since February 1997, and no bonus payments were made to him with respect to the Company's Fiscal 1998 operations.

                                            Compensation Committee
                                            SANGWOO AHN
                                            LARRY A. LIEBENOW
                                            JERRY I. PORRAS

PERFORMANCE GRAPH

     The Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                                       OF
                           QUAKER FABRIC CORPORATION
                                      WITH
        THE NASDAQ MARKET INDEX (NMS INDUSTRIALS) AND A PEER GROUP INDEX


                               [PERFORMANCE GRAPH]



              COMPANY/INDEX/MARKET                 01/01/94    12/31/94    12/30/95    01/04/97    01/03/98    01/02/99
              --------------------                 --------    --------    --------    --------    --------    --------
Quaker Fabric...................................   $ 100.00    $  91.07    $  62.50    $  99.11    $ 135.71    $  66.93
Customer Selected Stock List....................     100.00       65.94       81.28       75.14       91.23       64.84
NASDAQ Market Index.............................     100.00      104.99      136.18      169.23      207.00      291.96

     The above graph compares the cumulative total stockholder return for the Company's Common Stock for the period beginning January 1, 1994 and ending January 2, 1999 with the comparable returns of two indexes. The first index is the NASDAQ Market Index (NMS Industrials) and the second is a peer group consisting of companies which were formed for purposes similar to that of the Company (Burlington Industries Equity, Inc. (NYSE symbol 'BUR'), Collins & Aikman Corporation ('C&A') (NYSE symbol 'CKC'), Culp Inc. (NYSE symbol 'CFI'), and Johnston Industries, Inc. (NYSE symbol 'JII'). C&A is represented in the graph beginning on July 7, 1994 and ending on January 4, 1997. C&A sold its division, Mastercraft, during 1997; as a result, C&A is no longer included in the Company's peer group).

     For the purposes of this comparison, the cumulative total stockholder return of each issuer within the peer group has been weighted according to the respective issuer's stock market capitalization at the beginning of the period (January 1, 1994). This comparison assumes $100 invested on January 1, 1994 in the Company's Common Stock and $100 invested in each of the indexes. This comparison also assumes that all dividends have been reinvested.

                                  PROPOSAL 2.
                    RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors has appointed the firm of Arthur Andersen LLP, independent accountants, to be the independent auditors of the accounts of the Company for Fiscal 1999 and recommends to stockholders that they vote for ratification of that appointment.

     Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Company is not aware of any other matters to be brought before the Annual Meeting. However, if other matters do come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matters.

               STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

     Any stockholder of the Company who desires to present a proposal at the 2000 Annual Meeting of Stockholders for inclusion in the proxy statement and form of proxy relating to that meeting must submit the proposal to the Company at its principal executive offices on or before December 17, 1999.

                                            By Order of the Board of Directors
                                            CYNTHIA L. GORDAN
                                            Vice President, Secretary and
                                            General Counsel

April 15, 1999

1234-PS-99

                                   APPENDIX I

                                   DETACH HERE
--------------------------------------------------------------------------------

                                      PROXY

                            QUAKER FABRIC CORPORATION

                    Proxy Solicited by the Board of Directors
                       for Annual Meeting of Stockholders
                                  May 21, 1999

     The undersigned stockholder of QUAKER FABRIC CORPORATION (the "Company") hereby appoints Larry A. Liebenow and Cynthia L. Gordan, and either of them the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all the shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company, to be held at the corporate offices of BankBoston, 100 Federal Street, Second Floor, Boston, MA 02110 on May 21, 1999 at 11:00 A.M. and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such stock; and the undersigned authorizes and instructs said proxies to vote as follows on the reverse side.

NOTE: PROXIES THAT ARE MARKED ABSTAIN WILL BE COUNTED AS PRESENT AT THE MEETING.

SEE REVERSE        CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
   SIDE                                                                 SIDE

                                   DETACH HERE
--------------------------------------------------------------------------------

      Please mark
 [X]  votes as in
      this example.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE DIRECTORS NAMED IN PROPOSAL 1, FOR PROPOSAL 2, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDERS RESPECTING SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                                                                                                         FOR    AGAINST   ABSTAIN
     1. ELECTION OF DIRECTORS:                                          2. PROPOSAL TO APPROVE THE       [ ]      [ ]       [ ]
        NOMINEES: Sangwoo Ahn, Larry A. Liebenow, Jerry I. Porras,         APPOINTMENT OF ARTHUR
                  Eriberto R. Scocimara.                                   ANDERSEN LLP AS
           FOR    [ ]               [ ] WITHHELD                           INDEPENDENT AUDITORS OF THE
           ALL                          FROM ALL                           COMPANY FOR FISCAL 1999.
         NOMINEES                       NOMINEES

     [ ]_______________________________________                            3. In their discretion, the holders of this
     INSTRUCTION: To withhold authority to vote                               proxy are authorized to vote upon such
     for any individual nominee(s), write that                                other matters as may properly come before
     nominee's name in the space provided above.                              the meeting.

                                                                           MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]

                                                                           Please date and sign exactly as your
                                                                           name(s) appear(s) hereon. If shares are
                                                                           held jointly, each joint owner must sign.
                                                                           Executors, administrators, trustees, etc.,
                                                                           should so indicate when signing and when
                                                                           more than one executor, etc. is named, a
                                                                           majority must sign. If signing for a
                                                                           corporation, please sign full corporate
                                                                           name by duly authorized officer.

Signature:_________________________ Date:__________ Signature:________________________ Date:_____________
